EXHIBIT 11

                         Washington Trust Bancorp, Inc.
                        Computation of Per Share Earnings
                  For the Periods Ended March 31, 2003 and 2002


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

Three months ended March 31,                                       2003                             2002
---------------------------------------------------------------------------------------------------------------------
 (In thousands, except per share amounts)                 Basic          Diluted             Basic         Diluted
                                                 ---------------- ---------------- ----------------- ----------------
Net income                                                 $4,750           $4,750            $3,744           $3,744

Share amounts:
   Average outstanding                                   13,059.3         13,059.3          12,004.9         12,004.9
   Common stock equivalents                                     -            170.9                 -            169.7
------------------------------------------------ ---------------- ---------------- ----------------- ----------------

   Weighted average outstanding                          13,059.3         13,230.2          12,004.9         12,174.6
------------------------------------------------ ---------------- ---------------- ----------------- ----------------

Earnings per share                                           $.36             $.36              $.31             $.31
------------------------------------------------ ---------------- ---------------- ----------------- ----------------
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